Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

Oct. 23, 2003

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS — Xcel Energy Inc.’s (NYSE: XEL) net income for the third quarter of 2003 was $287 million, or 69 cents per share, compared with a loss of $2.2 billion, or $5.55 per share, for the same period in 2002. Third quarter results for 2003 include an adjustment of previously estimated tax benefits of 25 cents per share related to investments in NRG Energy, Inc. and exclude NRG’s financial results, as required under the equity method of accounting. Xcel Energy’s results for the third quarter of 2002 include NRG’s loss from continuing operations of $2.5 billion, NRG’s loss from discontinued operations of $577 million and tax benefits of $676 million related to investments in NRG. Income from continuing operations for the third quarter of 2003 was $287 million compared with a loss from continuing operations of $1.6 billion for the same period in 2002. NRG filed for bankruptcy in the second quarter of 2003, and since the filing, Xcel Energy no longer consolidates losses or gains recorded by NRG.

Excluding the impact of the tax benefit adjustments related to the investment in NRG and NRG results, pro-forma income from continuing operations for the third quarter of 2003 was $182 million, or 44 cents per share, compared with $174 million, or 44 cents per share, for the same period in 2002. (See Note 1 for a reconciliation to total earnings on the basis of generally accepted accounting principles.)

“We are pleased with our third quarter results,” said Richard C. Kelly, vice president and chief financial officer. “Assuming a normal fourth quarter, I expect that our 2003 results, excluding the impact of NRG and the sale of Viking Gas Transmission Co., will be within our earnings guidance range for continuing operations of $1.15 to $1.20 per share.

“We have received approvals from the Federal Energy Regulatory Commission, the Securities and Exchange Commission and the bankruptcy court to continue with the NRG bankruptcy proceedings. We believe NRG is on track to emerge from bankruptcy by mid-December. We anticipate this timetable would enable the company to declare and pay the delayed October common dividend prior to year-end and to resume a normal dividend declaration and payment schedule.”

Xcel Energy’s earnings for the third quarter were comprised of the following:

•	Utility earnings from continuing operations in 2003 were $189 million, or 45 cents per share, compared with $196 million, or 49 cents per share, in 2002;

•	An adjustment to the previously estimated tax benefits related to the expected write-off of Xcel Energy’s investment in NRG contributed $105 million, or 25 cents per share, in 2003 compared with $676 million initially recorded, or $1.70 per share, in 2002;

•	Other subsidiary and holding company losses in 2003 were 1 cent per share, compared with a loss of 5 cents per share in 2002; and

•	No equity in NRG losses recorded in 2003, compared with a net NRG loss of $3.1 billion, or $7.69 per share, in 2002.

At 10 a.m. CDT Thursday, Oct. 23, Xcel Energy will host a conference call to review third quarter financial results. To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800)-374-0832
International Dial-In:	(706)-634-5081

The conference call also will be simultaneously broadcast and then archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information. If you are unable to participate in the live event, the call will be available for replay from 1 p.m. CDT on Oct. 23 through 11:59 p.m. CDT on Oct. 31.

Replay Numbers

US Dial-In:	(800)-642-1687
International Dial-In:	(706)-645-9291
Access Code:	3110732

This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “forecast,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on access to capital; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the financial condition of NRG; actions by the New York bankruptcy court; the failure to realize expectations regarding the NRG settlement agreement; failure of NRG to emerge from bankruptcy in 2003; actions by regulators, including the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA); risks related to investigations and enforcement actions by state and federal regulators, including the Commodity Futures Trading Commission (CFTC), the SEC and the Federal Energy Regulatory Commission; and the other risk factors listed from time to time by Xcel Energy in reports filed with the SEC, including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2002.

For more information, contact:
R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations     (612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Thousands of Dollars, Except Per Share Data)

	Three months ended		Nine months ended
	Sept. 30,		Sept. 30,

	2003	2002	2003	2002

Operating revenues:
Electric utility	$1,760,039	$1,556,942	4,507,913	$4,117,497
Natural gas utility	183,112	138,268	1,122,797	937,814
Electric and natural gas trading margin	10,997	2,127	18,264	4,472
Nonregulated and other	103,576	748,025	326,347	1,937,902
Equity earnings from unconsolidated NRG affiliates	—	27,643	—	69,841

Total operating revenues	2,057,724	2,473,005	5,975,321	7,067,526

Operating expenses:
Electric fuel and purchased power — utility	816,554	618,442	2,050,148	1,650,961
Cost of natural gas sold and transported — utility	103,144	58,115	757,988	559,347
Cost of sales — nonregulated and other	73,707	411,420	221,079	1,002,379
Other operating and maintenance expenses — utility	386,276	352,863	1,149,748	1,088,337
Other operating and maintenance expenses — nonregulated	35,517	193,127	99,357	565,341
Depreciation and amortization	193,793	264,084	597,734	772,401
Taxes (other than income taxes)	84,746	87,538	248,087	255,143
Write-downs and disposal losses from equity investments	—	11,098	—	11,098
Special charges	2,980	2,617,062	11,752	2,691,711

Total operating expenses	1,696,717	4,613,749	5,135,893	8,596,718

Operating income (loss)	361,007	(2,140,744)	839,428	(1,529,192)

Equity in losses of NRG	—	—	(363,825)	—
Minority interest in NRG losses	—	—	—	13,580
Interest and other income, net of nonoperating expenses	21,589	9,790	30,690	43,789

Interest charges and financing costs:
Interest charges — net of amounts capitalized	105,074	166,343	320,737	555,921
Distributions on redeemable preferred securities of subsidiary trusts	2,621	9,586	21,773	28,758

Total interest charges and financing costs	107,695	175,929	342,510	584,679

Income (loss) from continuing operations before income taxes	274,901	(2,306,883)	163,783	(2,056,502)

Income taxes (benefit)	(12,593)	(679,844)	39,837	(609,009)

Income (loss) from continuing operations	287,494	(1,627,039)	123,946	(1,447,493)

Income (loss) from discontinued operations — net of tax	—	(577,001)	20,999	(565,741)

Net income (loss)	287,494	(2,204,040)	144,945	(2,013,234)

Dividend requirements on preferred stock	1,060	1,060	3,180	3,180

Earnings (loss) available for common shareholders	$286,434	$(2,205,100)	$141,765	$(2,016,414)

Weighted average common shares outstanding (in thousands):
Basic	398,751	397,405	398,728	376,565
Diluted	418,128	397,405	399,144	376,565
Earnings per share — basic:
Income (loss) from continuing operations	$0.72	$(4.10)	$0.31	$(3.85)
Discontinued operations	—	(1.45)	0.05	(1.50)

Total	$0.72	$(5.55)	$0.36	$(5.35)

Earnings per share — diluted:
Income (loss) from continuing operations	$0.69	$(4.10)	$0.31	$(3.85)
Discontinued operations	—	(1.45)	0.05	(1.50)

Total	$0.69	$(5.55)	$0.36	$(5.35)

Certain items in the Consolidated Statements of Operations have been reclassified to conform with reporting requirements. Year-to-date 2003 results now reflect NRG on the equity method of accounting, as discussed in Note 4, rather than as a consolidated entity for the 2002 presentation. In addition, NRG’s 2002 results reflect reclassifications of discontinued operations for consistency with NRG’s Dec. 31, 2002 presentation.

XCEL ENERGY INC.
Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1. Operating Results — Utility and Total

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses on both a generally accepted accounting principles (GAAP) basis and a pro-forma basis. Xcel Energy is presenting pro-forma earnings to reflect its operating results excluding businesses that were or are expected to be divested this year, as assumed in the previously disclosed earnings guidance. The pro-forma results exclude the gain on the sale of Viking Gas Transmission Co. and the results of NRG. Viking Gas was sold in January 2003, and we expect the outcome of NRG’s financial restructuring will be the divestiture of NRG in 2003.

The basic weighted average share level (excluding common stock equivalents) is required to be used for both basic and diluted earnings-per-share calculations for a period whenever there is a loss from continuing operations for such period. Due to losses from continuing operations, which are primarily related to significant losses at NRG, recorded in the third quarter of 2002, Xcel Energy’s basic and diluted common shares outstanding are the same for the three and nine months ended Sept. 30, 2002.

	3 months ended		9 months ended
	Sept. 30,		Sept. 30,

	2003	2002	2003	2002

GAAP Earnings (Loss) Per Share — By Segment
Utility segment earnings — continuing operations	$0.45	$0.49	$1.03	$1.23
Utility earnings — discontinued operations (gain on Viking Gas)	—	—	0.05	—

Total regulated utility segment earnings	0.45	0.49	1.08	1.23
NRG earnings (loss) — continuing operations	—	(6.24)	(0.91)	(6.75)
NRG earnings (loss) — discontinued operations	—	(1.45)	—	(1.50)

Total loss from NRG segment	—	(7.69)	(0.91)	(8.25)
Other nonregulated results & holding company costs	(0.01)	(0.05)	(0.07)	(0.13)
Tax benefit from investment in NRG (at holding company)	0.25	1.70	0.26	1.80

Total GAAP earnings (loss) per share — diluted	$0.69	$(5.55)	$0.36	$(5.35)

Reconciliation of Pro-forma Results to GAAP Earnings (Loss):
Total utility segment earnings — continuing operations	$0.45	$0.49	$1.03	$1.23
Other nonregulated results & holding company costs	(0.01)	(0.05)	(0.07)	(0.13)

Pro-forma earnings per share — continuing operations, excluding NRG results — diluted	$0.44	$0.44	$0.96	$1.10
Total NRG segment loss	—	(7.69)	(0.91)	(8.25)
Tax benefit from investment in NRG (at holding company)	0.25	1.70	0.26	1.80
Utility earnings — discontinued operations (gain on Viking Gas)	—	—	0.05	—

Total GAAP earnings (loss) per share — diluted	$0.69	$(5.55)	$0.36	$(5.35)

NRG Results — As required by GAAP, Xcel Energy’s third quarter 2003 earnings exclude NRG results. Following NRG’s bankruptcy filing in the second quarter of 2003, Xcel Energy began reporting NRG’s 2003 financial results using the equity method of accounting. At that time, Xcel Energy had recorded the maximum amount of NRG losses, based on limitations established under the equity method of accounting. See Note 4. All NRG financial results attributable to time periods prior to the bankruptcy filing date have been included in Xcel Energy results without limitation.

Common Stock Dilution — Dilution from stock issued in first and second quarter of 2002 reduced the utility segment earnings contribution by 6 cents per share and the total loss by 2 cents per share, for the nine months ended Sept. 30, 2003.

Estimated Impact of Temperature Changes on Regulated Earnings —The following summarizes the estimated impact of temperature variations on actual utility operating results relative to sales under normal weather conditions (excluding the impact on NRG and energy trading operations).

	Earnings per Share Increase (Decrease)

	2003 vs. Normal	2002 vs. Normal	2003 vs. 2002

3 months ended Sept. 30	$0.03	$0.03	$0.00
9 months ended Sept. 30	$0.02	$0.06	$(0.04)

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth for actual and weather-normalized energy sales for the three-month and nine-month periods ended Sept. 30, 2003, compared with the same periods in 2002.

	3 months ended		9 months ended
	Sept. 30		Sept. 30

	Actual	Normalized	Actual	Normalized

Electric residential	0.8%	0.3%	0.7%	1.8%
Electric commercial & industrial	1.3%	1.5%	0.6%	1.5%
Total retail electric sales	1.2%	1.2%	0.7%	1.6%
Firm natural gas sales	6.5%	* *	2.9%	3.8%
Total natural gas sales *	(11.7)%	* *	(2.7)%	(2.3)%
* Excludes Viking Gas activity in 2002.
**Not meaningful

Electric Utility and Commodity Trading Margins — The following table details the changes in revenues, costs and margins (including the trading activity that is now required to be reported net on the income statement) from Xcel Energy’s electric utility and trading operations, excluding NRG:

	Base		Electric	Natural Gas	Inter-
	Electric	Short-term	Commodity	Commodity	Company	Consolidated
(Millions of Dollars)	Utility	Wholesale	Trading	Trading	Eliminations	Total

3 months ended 09/30/2003
Electric utility revenue	$1,717	$43	$—	$—	$—	$1,760
Electric fuel and purchased power utility	(790)	(27)	—	—	—	(817)
Electric and gas trading revenue — gross	—	—	124	43	(5)	162
Electric and gas trading costs	—	—	(113)	(43)	5	(151)

Gross margin before operating expenses	$927	$16	$11	$—	$—	$954

Margin as a percentage of revenue	54.0%	37.2%	8.9%	—	—	49.6%

3 months ended 09/30/2002
Electric utility revenue	$1,507	$50	$—	$—	$—	$1,557
Electric fuel and purchased power-utility	(578)	(40)	—	—	—	(618)
Electric and gas trading revenue — gross	—	—	540	491	(20)	1,011
Electric and gas trading costs	—	—	(543)	(486)	20	(1,009)

Gross margin before operating expenses	$929	$10	$(3)	$5	$—	$941

Margin as a percentage of revenue	61.6%	20.0%	(0.6)%	1.0%	—	36.6%

9 months ended 09/30/2003
Electric utility revenue	$4,364	$144	$—	$—	$—	$4,508
Electric fuel and purchased power utility	(1,951)	(99)	—	—	—	(2,050)
Electric and gas trading revenue — gross	—	—	256	507	(26)	737
Electric and gas trading costs	—	—	(241)	(504)	26	(719)

Gross margin before operating expenses	$2,413	$45	$15	$3	$—	$2,476

Margin as a percentage of revenue	55.3%	31.3%	5.9%	0.6%	—	47.2%

9 months ended 09/30/2002
Electric utility revenue	$3,985	$132	$—	$—	$—	$4,117
Electric fuel and purchased power-utility	(1,544)	(107)	—	—	—	(1,651)
Electric and gas trading revenue — gross	—	—	1,351	1,511	(57)	2,805
Electric and gas trading costs	—	—	(1,353)	(1,505)	57	(2,801)

Gross margin before operating expenses	$2,441	$25	$(2)	$6	$—	$2,470

Margin as a percentage of revenue	61.3%	18.9%	(0.1)%	0.4%	—	35.7%

Note — The wholesale and trading margins in the above table reflect the impact of the regulatory sharing of certain margins under the energy cost adjustment mechanisms in Colorado.

Base electric utility margins, primarily related to retail customers, decreased approximately $2 million for the third quarter of 2003, compared with the third quarter of 2002. The lower base electric margin reflects higher purchased capacity costs in 2003 and the positive impact of incentive cost adjustment mechanisms in 2002, partially offset by weather-normalized sales growth and accrued recovery of certain resource costs.

Base electric utility margins decreased approximately $28 million for the nine-month period of 2003 compared with the nine-month period of 2002. The lower base electric margin reflects cooler June temperatures, higher purchased capacity costs in 2003 and the positive impact of incentive cost adjustment mechanisms in 2002, partially offset by weather-normalized sales growth and accrued recovery of certain resource costs.

Short-term wholesale margins consist of asset-based electric sales for resale activity. Electric and natural gas commodity trading activity margins consist of non-asset-based trading activity. Short-term wholesale and electric commodity trading sales margins increased approximately $20 million for the third quarter of 2003. The increase reflects more favorable market conditions in the northern regions and reduced transmission costs.

Other Operating and Maintenance Expenses — Utility — Utility operating and maintenance expenses for the third quarter of 2003 increased by approximately $33 million, or 9.5 percent, compared with 2002. The increase is due primarily to higher employee benefit costs related to restricted stock unit grants, higher incentive costs, higher medical and health care costs and lower pension credits, and a scheduled refueling outage at the Prairie Island nuclear plant.

Utility operating and maintenance expenses for the nine months ended Sept. 30, 2003, increased approximately $61 million, or 5.6 percent, compared with the same period in 2002. The increase is due primarily to higher employee benefit costs related to lower pension credits, higher medical and health care costs, higher incentive costs and restricted stock unit grants, as well as higher outage costs, partly offset by lower information technology costs.

Special Charges — Special charges included in Operating Expenses include the following:

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,

(Millions of Dollars)	2003	2002	2003	2002

NRG asset impairments and financial restructuring costs	$—	$2,500	$—	$2,556
NRG losses from equity investment disposals	—	117	—	122
Holding company costs related to NRG’s financial restructuring	3	—	12	—
SPS regulatory recovery adjustment	—	—	—	5
Utility restaffing	—	—	—	9

Total special charges	$3	$2,617	$12	$2,692

During 2002, NRG experienced credit rating downgrades, defaults under certain credit agreements, increased collateral requirements and reduced liquidity. These events caused the recognition of impairments of a number of NRG assets and severance costs for NRG employees who had been terminated. In addition, the Xcel Energy holding company incurred charges related to NRG’s financial restructuring. Other special charges related to costs incurred by SPS to comply with legislation requiring a transition to retail competition in Texas and Xcel Energy utility staff consolidation charges.

Interest and Financing Costs — Interest and financing costs for 2002 include NRG amounts, which in 2003 are reported as a component of Equity in Losses of NRG. Interest and financing costs of $108 million in the third quarter of 2003 was $3 million lower than such costs for the same period in 2002, excluding NRG. The decrease was primarily due to the refinancing of higher coupon debt at lower interest rates.

Interest and financing costs, excluding NRG in 2002, increased approximately $53 million for the nine months ended Sept. 30, 2003, compared with the same period in 2002. This increase was due to the issuance of long- and intermediate-term debt to reduce dependence on short-term debt at the holding company, NSP-Minnesota and PSCo.

Income Taxes (Benefit) — In August 2003, Xcel Energy adjusted the estimated tax benefits available related to its investment in NRG. Based on the results of a study completed at that time, Xcel Energy recorded $105 million, or 25 cents per share, of tax benefits in the third quarter of 2003. These benefits were in addition to $676 million recorded in the third quarter of 2002 and $30 million recorded in the fourth quarter of 2002.

Sale of Viking Gas — In January 2003, Xcel Energy sold Viking Gas for net proceeds of $124 million, resulting in a pre-tax gain of $36 million. This gain, which increased after-tax earnings for the first quarter of 2003 by approximately $21 million, or 5 cents per share, has been reported in discontinued operations. Other quarterly and year-to-date operating results of Viking Gas for 2003 and 2002 were not reclassified to discontinued operations due to immateriality.

Note 2. Other Nonregulated and Holding Company Results

The following table summarizes the earnings-per-share contributions of Xcel Energy’s nonregulated businesses other than NRG and holding company.

	3 months ended		9 months ended
	Sept. 30,		Sept. 30,

	2003	2002	2003	2002

Seren Innovations, Inc.	$(0.01)	$(0.01)	$(0.03)	$(0.04)
Planergy	0.00	0.00	(0.01)	(0.01)
Eloigne Company	0.00	0.01	0.01	0.02
Xcel International	0.01	(0.02)	0.02	(0.02)
Financing costs and preferred dividends	(0.03)	(0.03)	(0.09)	(0.08)
Other	0.02	0.00	0.03	0.00

Total other nonregulated and holding company results	$(0.01)	$(0.05)	$(0.07)	$(0.13)

Seren — Seren operates a combination cable television, telephone and high-speed Internet access system in St. Cloud, Minn., and Contra Costa County, California. On Sept. 30, 2003, Xcel Energy’s investment in Seren was approximately $266 million.

Xcel International — Xcel International owns and operates several energy projects in Argentina. Earnings in the third quarter and nine months ended increased in 2003 compared with 2002 due mainly to losses incurred in 2002 related to the sale of the remaining interests in Yorkshire Power in the United Kingdom. Also, earnings for the nine months ended Sept. 30, 2003 include a gain from a debt restructuring for one project, which increased earnings by approximately 1 cent per share.

Financing Costs and Preferred Dividends — Nonregulated and holding company results include interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries. Holding company financing costs increased due to the issuance of convertible debt in November 2002 and long-term debt in June 2003.

Other — In the third quarter of 2003, Utility Engineering sold water rights, resulting in a pretax gain of $15 million. The gain increased net income by $10 million, or 2 cents per share.

Note 3. Xcel Energy Liquidity

Credit Facilities — As of Oct. 15, 2003, Xcel Energy had the following credit facilities available to meet its liquidity needs:

Company	Facility	Drawn*	Available	Cash	Liquidity	Maturity

(Millions of dollars)
NSP-Minnesota	$275	$41	$234	$129	$363	May-2004

NSP-Wisconsin	$0	$0	$0	$0	$0

PSCo.	$350	$1	$349	$98	$447	May-2004

SPS	$100	$3	$97	$19	$116	Feb-2004

Xcel Energy — Holding Company	$400	$1	$399	$221	$620	Nov-2005

Total	$1,125	$46	$1,079	$467	$1,546

* Includes short-term borrowings and letters of credit

Xcel Energy expects to accumulate additional cash at the holding company level during 2003 from lower federal income tax payments resulting from its investment in NRG (see Note 4) and from the receipt of operating company dividends.

Dividend Restrictions — Under the PUHCA, unless there is an order from the SEC, a holding company or any subsidiary may declare and pay dividends only out of retained earnings. Xcel Energy’s retained earnings were approximately $43 million on Sept. 30, 2003. Xcel Energy has requested authorization from the SEC to pay its third quarter dividend out of capital and unearned surplus. However no such authorization has yet been received, nor is it assured that the request will be granted.

Xcel Energy has sufficient retained earnings to declare and pay dividends on its preferred stock. On Oct. 22, 2003, the board of directors declared the dividends on preferred stock to shareholders of record as of Oct. 31, 2003, with payment scheduled for Nov. 10, 2003.

Assuming NRG’s plan of bankruptcy is confirmed by early December and earnings for the remainder of the year are as anticipated, Xcel Energy expects to have sufficient retained earnings to declare and pay the third quarter common stock dividend (normally paid in October) prior to year end 2003, as well as declare the fourth quarter common and preferred dividends (normally payable in January 2004).

Note 4. NRG Bankruptcy and Related Developments

NRG Bankruptcy Filing — On May 14, 2003, NRG filed to restructure its obligations under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court in the Southern District of New York. NRG is soliciting its creditors for approval of a plan of reorganization based, in part, on a settlement agreement, which contemplates payment by Xcel Energy of up to $752 million. If NRG’s creditors and the U.S. Bankruptcy Court approve the NRG plan of reorganization as presented, Xcel Energy anticipates its ownership interest in NRG will be divested to NRG’s creditors at that time. The following is the proposed timeline for NRG to emerge from bankruptcy in 2003. Based on this schedule, the effective date of NRG’s plan of reorganization would be on or before Dec. 15, 2003.

•	On Oct. 8, 2003, the FERC approved the transfer of NRG assets to NRG’s creditors;

•	On Oct. 10, 2003, the SEC issued the necessary order under PUHCA regarding the bankruptcy filing of NRG allowing NRG to proceed with the solicitation of approval from its creditors of its plan of reorganization;

•	On Oct. 15, 2003, the solicitation for approval of NRG’s plan of reorganization commenced;

•	On Nov. 12, 2003, votes on the plan of reorganization and objections to the plan of reorganization are due;

•	On Nov. 21, and Nov. 24, 2003, confirmation hearings have been scheduled on NRG’s plan of reorganization; and

•	Appeals to the NRG plan of reorganization must be filed within 10 days after the confirmation of NRG’s plan of reorganization.

We cannot assure investors that this timeline will be met, that the NRG plan of reorganization will be approved or that NRG will complete the proposed restructuring.

2003 Change in Accounting for NRG — As a result of NRG’s bankruptcy filing in May 2003, the presentation in the accompanying statements of operations of NRG’s results for 2003 is not comparable to the presentation for 2002. NRG’s results for 2003 are presented on the equity method, on a single line — Equity in Losses of NRG. Results for 2002 are presented in the statements of operations with NRG consolidated as part of Xcel Energy. Beginning in third quarter 2003, Xcel Energy is no longer recording losses of NRG, in accordance with limitations under the equity method of accounting. If it is determined that additional NRG losses are attributable to pre-bankruptcy periods, such additional losses would be charged, without limitation, to Xcel Energy. If the settlement agreement and bankruptcy proceedings progress as expected and no additional losses are attributable to the pre-

bankruptcy period, we do not anticipate recording further losses of NRG after the second quarter of 2003. In addition, Xcel Energy expects that a gain of approximately $106 million would be recorded upon NRG’s emergence from bankruptcy, reflecting the reversal of losses in excess of Xcel Energy’s settlement obligations related to NRG.

Tax Benefits Related to Investment in NRG — During 2002, Xcel Energy recognized an initial estimate of the expected tax benefits of $706 million, based on a settlement agreement with the major NRG creditors, including an expected write-off of Xcel Energy’s investment in NRG for tax purposes. This benefit was based on the estimated tax basis of Xcel Energy’s cash and stock investments already made in NRG, and their deductibility for federal income tax purposes.

In August 2003, Xcel Energy determined that the tax basis in NRG was greater than originally estimated and that additional state tax benefits were available related to its investment in NRG. Based on the results of a study completed at that time, Xcel Energy recorded $105 million, or 25 cents per share, of additional tax benefits in the third quarter of 2003, which increased Xcel Energy’s cumulative income tax benefits related to its investment in NRG to $811 million.

In addition, the expected settlement payments of $752 million may generate additional tax benefits and be reflected once NRG’s creditors approve the NRG plan of reorganization. Assuming all settlement payments are fully deductible, additional tax benefits of more than $260 million could be recorded at the time that such benefits are considered likely of realization based on a judgment as to when the settlement payments to NRG become probable for tax purposes.

Note 5. Rates and Regulation

PSCo Capacity Cost Adjustment — In October 2003, PSCo filed an application to recover approximately $31.5 million of incremental capacity costs through a purchased capacity cost adjustment (PCCA) rider beginning March 1, 2004. The purpose of the PCCA is to recover purchased capacity payments to third party power suppliers that will not be recovered in PSCo’s current base electric rates or other recovery mechanism. In addition, PSCo has proposed to return to its retail customers 100 percent of any electric earnings in excess of its authorized rate of return on equity allowed in the last rate case, currently 10.75 percent. A decision by the CPUC is expected in 2004.

Note 6. Xcel Energy Earnings Guidance

2003 Earnings Guidance — Xcel Energy’s 2003 earnings per share (EPS) guidance and key assumptions are detailed in the following table. The guidance also includes a pro-forma forecast of earnings from continuing operations for 2003 that does not include NRG impacts, various tax benefits associated with Xcel Energy’s investment in NRG and the settlement agreement with NRG and its creditors, or the gain on the sale of Viking Gas.

2003 Diluted EPS Range

Utility operations	$1.25 — $1.30
Seren Innovations	($0.05)
Holding company financing	($0.09)
Other nonregulated subsidiaries	$0.04

Xcel Energy — Pro-Forma Continuing Operations	$1.15 — $1.20
Xcel Energy’s share of NRG’s losses	($0.62)
Tax benefit associated with NRG	$0.90
Gain on the sale of Viking Gas	$0.05

Xcel Energy — GAAP	$1.48 — $1.53

Key Assumptions for 2003:

•	Xcel Energy’s share of NRG losses is limited by the maximum amount of financial commitments Xcel Energy has for NRG;

•	The NRG settlement payments are tax deductible, and divestiture of NRG occurs by year-end;

•	An effective tax rate of approximately 30 percent; and

•	Average common stock and equivalents of approximately 420 million shares in 2003, including the dilutive effects of common stock equivalents for the convertible notes issued in 2002, based on the “If Converted” method.

2004 Earnings Guidance — Xcel Energy’s 2004 EPS guidance and key assumptions are detailed in the following table.

2004 Diluted EPS Range

Utility operations	$1.25 — $1.32
Holding company financing	($0.08)
Other nonregulated subsidiaries	($0.02) — $0.01

Xcel Energy — GAAP EPS	$1.15 — $1. 25

Key Assumptions for 2004:

•	NRG emerges from bankruptcy in 2003 and has no impact on Xcel Energy’s financial results in 2004;

•	Normal weather patterns throughout 2004;

•	Weather-adjusted retail electric utility sales growth of 2.2 percent;

•	Weather-adjusted firm retail gas utility sales growth of approximately 2.4 percent;

•	Successful outcome of the requested $30 million capacity rider revenue increase in Colorado;

•	2004 trading and short-term wholesale margins are expected to be equivalent to projected 2003 margins;

•	2004 utility operating and maintenance expense is expected to increase by approximately 2 percent to 3 percent, compared with 2003 projected levels;

•	2004 interest expense is projected to decline by approximately $15 million, compared with 2003 projected levels;

•	An effective tax rate of approximately 31 percent; and

•	Average common stock and equivalents of approximately 425 million shares in 2004, including the dilutive effects of common stock equivalents for the convertible notes issued in 2002, based on the “If Converted” method.

XCEL ENERGY INC.
UNAUDITED EARNINGS RELEASE SUMMARY
All dollars in thousands, except earnings per share

3 months ended Sept. 30,	2003	2002

Operating revenues:
Electric and natural gas utility revenue, and trading margins	$1,954,148	$1,697,337
Nonregulated and other revenue	103,576	83,055

Revenue, excluding NRG	2,057,724	1,780,392
NRG revenue and equity income	—	692,613

Total revenue	$2,057,724	$2,473,005
Income (loss) from continuing operations	$287,494	$(1,627,039)
Income from discontinued operations	—	(577,001)

Net income	$287,494	$(2,204,040)
Earnings available for common shareholders	$286,434	$(2,205,100)
Average shares — common and potentially dilutive (1000’s)	418,128	397,405

Segments and Components of Earnings per share — diluted
Utility earnings — continuing operations	$0.45	$0.49
NRG, excluding discontinued operations in 2002	—	(6.24)
Other nonregulated subsidiaries and holding company results *	0.24	1.65
Discontinued operations — NRG	—	(1.45)

Total earnings (loss) per share — GAAP	$0.69	$(5.55)

9 months ended Sept. 30,	2003	2002

Operating revenue:
Electric and natural gas utility revenue, and trading margins	$5,648,974	$5,059,783
Nonregulated and other revenue	326,347	249,652

Revenue, excluding NRG	5,975,321	5,309,435
NRG revenue and equity income	—	1,758,091

Total revenue	$5,975,321	$7,067,526
Income (loss) from continuing operations	$123,946	$(1,447,493)
Income (loss) from discontinued operations	20,999	(565,741)

Net income (loss)	$144,945	$(2,013,234)
Earnings (loss) available for common shareholders	$141,765	$(2,016,414)
Average shares — common and potentially dilutive (1000’s)	399,144	376,565

Segments and Components of Earnings per share — diluted
Utility earnings — continuing operations	$1.03	$1.23
NRG, including losses on an equity basis in 2003 and excluding discontinued operations in 2002	(0.91)	(6.75)
Other nonregulated subsidiaries and holding company results *	0.19	1.67
Discontinued operations — Viking Gas in 2003; NRG in 2002	0.05	(1.50)

Total earnings (loss) per share — GAAP	$0.36	$(5.35)

Book value per share	$11.82	$13.16
* Includes holding company tax benefit related to investment in NRG See Notes 1 and 4.